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                                                                    EXHIBIT 99.1



              [AMERICAN RESIDENTIAL SERVICES, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE                              CONTACT:  Jennifer L. Tweeton
98-07                                                             (713) 599-9015

AMERICAN RESIDENTIAL ANNOUNCES RESIGNATION OF CHIEF OPERATING OFFICER

(HOUSTON) June 23, 1998 -- American Residential Services, Inc. (NYSE - "ARS") today announced that Gorden Timmons will resign as Chief Operating Officer, effective June 30, 1998, to pursue opportunities in real estate development. Mr. Timmons will continue to serve as a Director of the Company and member of the Executive Committee of the Board.

Elliot Sokolow, who has served as Director of Residential Operations since January of this year, and Frank Menditch, Director of Commercial Operations since November of 1997, will continue in their respective positions, reporting directly to the Chief Executive Officer.

"As a founding member and COO of the Company, I have enjoyed participating in the growth and development of ARS over the past two years," commented Mr. Timmons. "I feel that it is now time to step down and become active with my real estate and development company in South Carolina."

"Gorden's operating experience has been instrumental in building the management team of ARS," stated Tom Amonett, President and Chief Executive Officer. "Gorden helped implement the Company's business plan from inception, and from that plan we have developed the current foundation that will support the growth of our Company over the next few years. We look forward to Gorden continuing as a Director, where he will continue to provide valuable guidance. We wish Gorden well in his real estate ventures."

American Residential Services is engaged principally in providing comprehensive maintenance, repair, replacement and new equipment installation services for heating, air conditioning, plumbing, electrical, indoor air quality systems and major home appliances, primarily in existing homes, homes under construction and commercial buildings.




This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and expectations of ARS and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, risks associated with acquisitions, fluctuations in operating results because of acquisitions and variations in stock prices, competition, and risks of operations and integration of the newly acquired businesses.

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